Exhibit 5.1

833 EAST MICHIGAN STREET. SUITE 1800 MILWAUKEE, WISCONSIN 53202-5615 TEL . 414.273.3500 FAX . 414.273.5198 WWW. GKLAW.COM

March 31, 2021

Kohl’s Corporation

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

RE:	3.375% Notes due 3031

Registration Statement on Form S-3

Registration No. 333-254807

Ladies and Gentlemen:

We have acted as counsel to Kohl’s Corporation, a Wisconsin corporation (the “Company”), in connection with the issuance and sale of $500,000,000 in aggregate principal amount of the Company’s 3.375% Notes due 2031 (the “Notes”) pursuant to an indenture dated as of December 1, 1995, as amended (the “Basic Indenture”), as supplemented by the Tenth Supplemental Indenture dated as of March 31, 2021 (the “Supplemental Indenture” and together with the Basic Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee. In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”) the Registration Statement on Form S-3 (Registration No. 333-254807) (the “Registration Statement”), including a base prospectus dated March 29, 2021 (the “Base Prospectus”), the preliminary prospectus supplement dated March 29, 2021 (the “Prospectus Supplement”) and the final prospectus supplement dated March 29, 2021 (the “Final Prospectus Supplement” and, collectively with the Base Prospectus and the Prospectus Supplement, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Securities Act.

In such capacity, we have examined: (i) the Registration Statement, (ii) the Prospectus; (iii) the form of the Notes; (iv) certain resolutions of the Company’s Board of Directors and the Pricing Committee thereof; (v) the Indenture; and (vi) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

In all such investigations and examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes, when delivered and sold as contemplated by the Prospectus, were duly authorized and validly issued and constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.

GODFREY & KAHN, S.C. IS A MEMBER OF TERRALEX,® A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.

Kohl’s Corporation

March 31, 2021

conveyance, moratorium, receivership, conservatorship and similar laws relating to or affecting creditors’ rights generally from time to time in effect and by equitable principles of general applicability.

This opinion is limited to the laws of the United States, the laws of the State of Wisconsin and the laws of the State of New York, and we do not express any opinion concerning any other law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.